Exhibit 99.1
FAT BRANDS INC. REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS
Conference call and webcast today at 4:30 p.m. ET
LOS ANGELES (November 5, 2025) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported financial results for the fiscal third quarter ended September 28, 2025.

Andy Wiederhorn, Chairman and CEO of FAT Brands, said, "We delivered strong results across multiple areas in the third quarter, marking our best performance of the year to date. Notably, our casual dining segment posted same-store sales growth of 3.9%, underscoring the strength of our operational execution."

Wiederhorn continued, "We have opened 60 new restaurants so far this year and remain focused on strategic expansion backed by approximately 900 committed locations, which are expected to contribute $50-$60 million in incremental EBITDA once fully operational. We are especially energized by our co-branding initiatives, as our first dual-branded Round Table Pizza and Fatburger location in California has more than doubled weekly sales and transactions compared to its prior standalone Round Table Pizza format, validating the opportunity of co-branding. With a pipeline of approximately 50 additional co-branded locations in development, we see significant potential for this format."

Wiederhorn concluded, "Additionally, our strategic partnership with Virtual Dining Concepts to make Great American Cookies available from Chuck E. Cheese locations nationwide represents a transformative step in our manufacturing growth strategy."

Ken Kuick, Chief Financial Officer of FAT Brands said: "We are implementing several strategic initiatives to strengthen our balance sheet. Our dividend pause remains in effect, preserving $35-$40 million in annual cash flow. We are actively negotiating a debt restructuring with our noteholders. Additionally, we are advancing plans for a $75-$100 million equity raise at Twin Hospitality Group Inc. to pay down debt and fund new unit development. These actions, together with our significant cost savings from settled legal issues, are expected to put us on track to generate positive cash flow in upcoming quarters while building financial resilience and lowering our overall debt."

Fiscal Third Quarter 2025 Highlights
•Total revenue declined 2.3% to $140.0 million compared to $143.4 million in the fiscal third quarter of 2024
◦System-wide sales declined 5.5%
◦System-wide same-store sales declined 3.5%
◦13 new store openings during the fiscal third quarter of 2025
•Net loss of $58.2 million, or $3.39 per diluted share, compared to $44.8 million, or $2.74 per diluted share, in the fiscal third quarter of 2024
•Negative EBITDA(1) of $7.7 million compared to EBITDA(1) of $1.7 million in the fiscal third quarter of 2024
•Adjusted EBITDA(1) of $13.1 million compared to Adjusted EBITDA(1) of $14.1 million in the fiscal third quarter of 2024
•Adjusted net loss(1) of $45.4 million, or $2.67 per diluted share, compared to adjusted net loss(1) of $38.0 million, or $2.34 per diluted share, in the fiscal third quarter of 2024

(1)EBITDA, adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net loss to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of Fiscal Third Quarter 2025 Financial Results
Total revenue decreased $3.4 million, or 2.3%, in the third quarter of 2025 to $140.0 million compared to $143.4 million in the year-ago quarter, primarily driven by a decrease in restaurant revenue resulting from the closure of 11 underperforming Smokey Bones locations, the temporary closure of two Smokey Bones locations for conversion into a Twin Peaks lodge and lower same-store sales, partially offset by the opening of new Twin Peaks lodges.
General and administrative expense increased $8.2 million, or 23.7%, in the third quarter of 2025 to $42.7 million compared to $34.5 million in the same period in the prior year, primarily due to $6.9 million in Smokey Bones store closure costs, a $1.4 million non-cash impairment of fixed assets related to the closure of underperforming Smokey Bones locations and higher non-cash share-based compensation related to Twin Hospitality Group Inc.
Cost of restaurant and factory revenues was related to the operations of the company-owned restaurant locations and dough factory and decreased $2.2 million, or 2.3%, in the third quarter of 2025 to $94.6 million compared to $96.8 million in the year-ago quarter, primarily due to the closure of underperforming Smokey Bones locations, the temporary closure of two Smokey Bones locations for conversion into Twin Peaks lodges and lower same-store sales.
Advertising expenses increased $2.1 million in the third quarter of 2025 to $12.2 million compared to $10.0 million in the same period in the prior year. These expenses vary in relation to advertising revenues.
Total other expense, net, for the third quarter of 2025 and 2024 was $41.0 million and $35.8 million, respectively, which is inclusive of interest expense of $41.5 million and $35.5 million, respectively.
Adjusted net loss(1) was $45.4 million, or $2.67 per diluted share, compared to adjusted net loss(1) of $38.0 million, or $2.34 per diluted share, in the fiscal third quarter of 2024.
Key Financial Definitions
New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of store openings has, and will continue to have, an impact on our results.
Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year.
System-wide sales growth - System-wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.
Conference Call and Webcast
FAT Brands will host a conference call and webcast to discuss its fiscal third quarter 2025 financial results today at 4:30 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, President and Chief Executive Officer, and Ken Kuick, Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 1-877-704-4453 from the U.S. or 1-201-389-0920 internationally. A replay will be available after the call until Wednesday, November 26, 2025, and can be accessed by dialing

1-844-512-2921 from the U.S. or 1-412-317-6671 internationally. The passcode is 13755607. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.
About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 18 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Smokey Bones, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses and franchises and owns approximately 2,300 units worldwide. For more information, please visit www.fatbrands.com.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, the timing and terms of a debt restructuring, our ability to achieve positive cash flow, the timing and performance of new store openings and our pipeline of new store locations. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Non-GAAP Measures (Unaudited)
This press release includes the non-GAAP financial measures of EBITDA, adjusted EBITDA and adjusted net loss.
EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. We use the term EBITDA, as opposed to loss from operations, as it is widely used by analysts, investors, and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.
Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising loss (gain), impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.
Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.
Reconciliations of net loss presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.
Investor Relations:
ICR
Michelle Michalski
ir-fatbrands@icrinc.com

Media Relations:
Erin Mandzik
emandzik@fatbrands.com
860-212-6509

FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands, except share and per share data)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024

Revenue
Royalties	$21,582	$22,353	$65,524	$67,618
Restaurant sales	96,643	99,238	298,446	312,587
Advertising fees	9,143	9,708	28,573	29,569
Factory revenues	9,649	9,490	28,711	28,599
Franchise fees	1,503	2,576	3,817	5,170
Other revenue	1,489	—	3,792	3,829
Total revenue	140,009	143,365	428,863	447,372

Costs and expenses
General and administrative expense	42,665	34,481	120,125	94,044
Cost of restaurant and factory revenues	94,613	96,792	288,760	295,955
Depreciation and amortization	7,909	10,736	26,682	31,176
Refranchising loss (gain)	24	157	(7)	1,840
Advertising fees	12,164	10,032	34,787	37,275
Total costs and expenses	157,375	152,198	470,347	460,290

Loss from operations	(17,366)	(8,833)	(41,484)	(12,918)

Other (expense) income, net
Interest expense	(37,101)	(31,109)	(103,496)	(90,318)
Interest expense related to preferred shares	(4,418)	(4,418)	(13,253)	(13,253)
Net gain on extinguishment of debt	357	—	206	427
Other income (loss), net	173	(252)	218	(800)
Total other expense, net	(40,989)	(35,779)	(116,325)	(103,944)

Loss before income tax provision	(58,355)	(44,612)	(157,809)	(116,862)

Income tax provision	1,100	143	3,326	5,568

Net loss	(59,455)	(44,755)	(161,135)	(122,430)

Less: Net loss attributable to non-controlling interest	1,236	—	2,759	—

Net loss attributable to FAT Brands Inc.	$(58,219)	$(44,755)	$(158,376)	$(122,430)

Net loss attributable to FAT Brands Inc.	$(58,219)	$(44,755)	$(158,376)	$(122,430)
Dividends on preferred shares	(2,317)	(1,935)	(6,858)	(5,736)
	$(60,536)	$(46,690)	$(165,234)	$(128,166)

Basic and diluted loss per common share	$(3.39)	$(2.74)	$(9.30)	$(7.54)
Basic and diluted weighted average shares outstanding	17,872,052	17,052,007	17,758,765	16,999,889
Cash dividends declared per common share	$—	$0.14	$—	$0.42

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net loss attributable to FAT Brands Inc.	$(58,219)	$(44,755)	$(158,376)	$(122,430)
Interest expense, net	41,519	35,527	116,749	103,571
Income tax provision	1,100	143	3,326	5,568
Depreciation and amortization	7,909	10,736	26,682	31,176
EBITDA	(7,691)	1,651	(11,619)	17,885
Bad debt expense	1,784	2,348	2,986	787
Share-based compensation expenses	3,541	539	16,672	1,961
Non-cash lease expenses	(41)	398	694	1,786
Refranchising loss (gain)	24	157	(7)	1,840
Litigation costs	4,594	6,175	16,656	17,835
Severance	—	384	—	425
Net loss related to advertising fund deficit	2,971	1,563	5,718	4,985
Net gain on extinguishment of debt	(357)	—	(206)	(427)
Pre-opening expenses	7	844	702	935
Store closure expense	8,285	—	8,285	—
Adjusted EBITDA	$13,117	$14,059	$39,881	$48,012

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands, except share and per share data)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net loss attributable to FAT Brands Inc.	$(58,219)	$(44,755)	$(158,376)	$(122,430)
Refranchising loss (gain)	24	157	(7)	1,840
Net gain on extinguishment of debt	(357)	—	(206)	(427)
Litigation costs	4,594	6,175	16,656	17,835
Severance	—	384	—	425
Store closure expense	8,285	—	8,285	—
Tax adjustments, net (1)	236	22	521	937
Adjusted net loss	$(45,437)	$(38,017)	$(133,127)	$(101,820)

Net loss	$(58,219)	$(44,755)	$(158,376)	$(122,430)
Dividends on preferred shares	(2,317)	(1,935)	(6,858)	(5,736)
	$(60,536)	$(46,690)	$(165,234)	$(128,166)

Adjusted net loss	$(45,437)	$(38,017)	$(133,127)	$(101,820)
Dividends on preferred shares	(2,317)	(1,935)	(6,858)	(5,736)
	$(47,754)	$(39,952)	$(139,985)	$(107,556)

Loss per basic and diluted share	$(3.39)	$(2.74)	$(9.30)	$(7.54)
Adjusted net loss per basic and diluted share	$(2.67)	$(2.34)	$(7.88)	$(6.33)

Weighted average basic and diluted shares outstanding	17,872,052	17,052,007	17,758,765	16,999,889
(1) Reflects the tax impact of the adjustments using the effective tax rate for the respective periods.